EXHIBIT 99.3


A MESSAGE FROM THE CEO

To All Schering-Plough People Worldwide


Dear Colleagues:

We have just issued a press release, a letter from me to our shareholders and Frequently Asked Questions regarding the challenges we face at our company and actions we are taking to respond. The press release is posted on the company's Internet site at www.schering-plough.com, S-PeWorld and the Outlook Action Desk.

The press release and the shareholder letter reflect the outcome of the 360-degree review of the company that I made during my first 100 days on the job and presented to my Board colleagues. We clearly tell our investors that earnings per share (EPS) in the second half of 2003 are likely to be lower than the level registered in the first half and, also, EPS in 2004 are likely to be lower than the EPS level for 2003. [All comparisons exclude any possible charges for unusual items.] We also tell our investors that we will need to cut the quarterly dividend from 17 cents per quarter to 5.5 cents per common share.

A dividend cut has not occurred among any of our U.S. pharma peers in recent memory. So you can see why we need to get very serious about the New Thinking, New Capabilities and New Urgency that must be the drivers of our five-point Action Agenda for transforming Schering-Plough.

Now is the time for us to show our toughness and our mettle. We must embed Business Integrity, Quality and Compliance into the DNA of our company. We must all focus on three activities that will help us pull our company out of its problems.

1.   Sell more.
2.   Improve product flow.
3.   Reduce costs.

You will recall that, at the time of our Global Town Hall Meeting during my first week on the job in April, I stated that we must reduce our costs given the smaller size of our company following the loss of prescription CLARITIN - and I have kept on saying it.



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My 100-day, 360-degree review confirms that cost reduction is absolutely imperative to our survival and future growth.

Another big reason for bringing down our discretionary costs is so that we can invest needed resources into our growth opportunities, including REMICADE, ZETIA and the ZETIA/simvastatin combination product.

So, I think it is clear that our cost reduction focus is not in conflict with our longer-term growth strategy. Smart cost reduction is ESSENTIAL to our longer-term growth strategy.

I know that many of us have been working hard on costs for some time. However, we must attack our cost structure with a renewed sense of urgency. We must achieve a profound attitude change in every part of our fine company. We must become VERY tough on costs. Each person in our organization must think like an owner. By thinking like owners, we will get on track for the growth we know we can deliver.

As you will read in other communications today, we are taking very serious actions to eliminate standard bonuses this year in many parts of the company, to eliminate profit-sharing for this year, and to freeze merit increases. I myself am giving up a major incentive that I could have received this year for progress on our Action Agenda.

These are painful actions but they are necessary. Given the very big gap between expected performance and what is being delivered, we have no choice but to eliminate these areas of incentive and other additive compensation where we can. Our shareowners would not accept anything less.

You will be asking: When will we again see incentives? Going forward, beginning in 2004, we will have in place a new compensation system that properly rewards high performance. We will set realistic but tough annual objectives each year. So long as we perform, we plan to pay out incentives.

In summary: We must embed our commitment to Integrity, Quality and Compliance into our company DNA. Each one of us must ask ourselves every day: Am I doing my best to contribute to one or all of our three growth activities:

1. Sell more.
2. Improve product flow.
3. Reduce costs.

I thank you in advance for continuing to respond to our challenges with courage and resilience. I look forward to your team spirit in implementing our Value Enhancement Initiative - and in showing all of our stakeholders that we can transform Schering-Plough into a high performance global company.


Sincerely,

Fred Hassan